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                                                                    Exhibit 23.1



The Board of Directors
Dames & Moore Group


We consent to the incorporation by reference of our report dated May 21, 1999 with respect to the consolidated statements of financial position of Dames & Moore Group and subsidiaries as of March 26, 1999 and March 27, 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 26, 1999, which report appears in the Form 8-K of URS Corporation dated June 11, 1999.

/s/ KPMG, LLP

Los Angeles, California
July 1, 1999